Exhibit 10.1
THIRD AMENDMENT TO MASTER REPURCHASE AGREEMENT
THIS THIRD AMENDMENT TO MASTER REPURCHASE AGREEMENT (this “Amendment”), dated as of March 4, 2010, is by and between DHI Mortgage Company, Ltd., a Texas limited partnership (the “Seller”), and U.S. Bank National Association, a national banking association, as a Buyer, as Administrative Agent, and as Syndication Agent (“U.S. Bank”).
RECITALS
A. The Seller and U.S. Bank are parties to that certain Master Repurchase Agreement, dated as of March 27, 2008, as amended by a First Amendment to Master Repurchase Agreement, dated as of March 5, 2009, and a Second Amendment to Master Repurchase Agreement, dated as of September 23, 2009 (as amended, the “Repurchase Agreement”).
B. The Seller and U.S. Bank desire to amend the Repurchase Agreement as provided herein.
AGREEMENT
In consideration of the premises herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
Section 1. Definitions. Capitalized terms used and not otherwise defined in this Amendment have the meanings specified in the Repurchase Agreement.
Section 2. Amendments.
2.1 Definitions.
(a) The definitions of “Agency-eligible Forty Year Loans Sublimit,” “Jumbo Mortgage Loans Sublimit,” “High CLTV MIP Mortgage Loan Sublimit,” and “MIP Mortgage Loan Sublimit” are deleted in their respective entireties.
(b) The following new definitions are added to Section 1.2 of the Repurchase Agreement in their proper alphabetical order:
“FHA Loans” means Mortgage Loans originated under the FHA single family mortgage insurance program.
“HUD Compare Ratio” means, as of any date of determination, the ratio (expressed as a percentage) of (a) the percentage of the Seller’s FHA Loans that defaulted in the first two years after origination of such loans to (b) the percentage of all FHA Loans that defaulted in the first two years after origination of such loans nationally for all types of loans and periods of default, as determined as set forth on HUD’s Neighborhood Watch/Early Warning System website (https://entp.hud.gov/sfnw/public).

“Streamline Refinance Loan” means a first priority single-family residential Mortgage Loan (i) originated in compliance with, and fully conforms to all underwriting criteria under, the Fannie Mae or Freddie Mac streamline refinance programs.
(c) The definitions of “Buyers’ Margin Percentage,” “LIBOR Margin” “Termination Date” and “Wet Loan” in Section 1.2 of the Repurchase Agreement are amended to read in their entireties as follows:
“Buyers’ Margin Percentage” means:
(i) for all Purchased Loans except Jumbo Mortgage Loans, High CLTV MIP Mortgage Loans and Streamline Refinance Loans, 95%;
(ii) for Jumbo Mortgage Loans, 93%;
(iii) for High CLTV MIP Mortgage Loans, 90%; and
(iv) for Streamline Refinance Loans, 90%.
Notwithstanding the foregoing, but subject to the next sentence, with respect to FHA Loans, the Buyer’s Margin Percentage will, as of any date of determination, be calculated as set forth in the table below, in each case determined based on the HUD Compare Ratio calculated as of the end of the most recent month for which the Seller has furnished the certificate required by Section 16.3(c) (adjustment to the Buyer’s Margin Percentage for FHA Loans to become effective on the first day following the delivery by the Seller of the certificate under Section 16.3(c) for the relevant month):

HUD Compare Ratio	Buyers’ Margin Percentage

Less than or equal to 1.60 to 1.00	95%

Greater than 1.60 to 1.00 but less than or equal to 1.80 to 1.00	75%

Greater than 1.80 to 1.00 but less than or equal to 2.00 to 1.00	50%

Greater than 2.00 to 1.00	0%

Notwithstanding the foregoing, (a) any reduction to the Buyer’s Margin Percentage for FHA Loans that is contemplated to be made by the preceding sentence shall only be made at the option of the Administrative Agent exercisable on or after the date on which such reduction would otherwise be required by such sentence, (b) during the period from the effectiveness of the Third Amendment hereto to March 31, 2010, the Buyer’s Margin Percentage for FHA Loans shall be 95%, and (c) if the Seller has not timely furnished the certificate required by Section 16(c) for any month, then, at the option of the Administrative Agent, the Buyer’s Margin Percentage for FHA Loans shall be calculated as if the HUD Compare Ratio was greater than 2.00 to 1.00, which percentage shall remain in effect until the first day following the delivery of such certificate for such month.
“LIBOR Margin” means 2.50% (or, with respect to that portion of the aggregate Purchase Price of Purchased Loans that, as of any date of determination, exceeds $150,000,000, 3.00%).
“Termination Date” means the earlier of (i) March 4, 2011, or (ii) the date (the “Commitments Cancellation Date”) when the Buyers’ Commitments are terminated pursuant to this Agreement, by order of any Governmental Authority or by operation of law.
“Wet Loan” means a Purchased Loan originated and owned by the Seller immediately prior to being purchased by the Buyers:
(a) that has been closed on or prior to the Business Day on which the Purchase Price is paid therefore, by a title agency or closing attorney, is fully funded and would qualify as an Eligible Loan except that some or all of its Basic Papers are in transit to, but have not yet been received by, the Custodian so as to satisfy all requirements to permit the Seller to sell it pursuant to this Agreement without restriction;
(b) that the Seller reasonably expects to fully qualify as an Eligible Loan when the original Basic Papers have been received by the Custodian;
(c) as to which the Seller actually and reasonably expects that such full qualification can and will be achieved on or before seven (7) Business Days after the relevant Purchase Date;
(d) for which the Seller has delivered to the Custodian a Mortgage Loan Transmission File on or before the Purchase Date, submission of which to the Custodian shall constitute the Seller’s certification to the Custodian, the Buyers and the Administrative Agent that a complete File as to such Purchased Loan, including the Basic Papers, exists and that such File is in the possession of either the title agent or closing attorney that closed such Purchased Loan, the Seller or that such File has been or will be shipped to the Custodian; and

(e) as to which no portion of the principal amount has been or will be funded by any person other than the Seller and the Buyers.
Each Wet Loan that satisfies the foregoing requirements shall be an Eligible Loan subject to the condition subsequent of physical delivery of its Mortgage Note, Mortgage and all other Basic Papers, to the Custodian on or before seven (7) Business Days after the relevant Purchase Date. Each Wet Loan sold by the Seller shall be irrevocably deemed purchased by the Buyers and shall automatically become a Purchased Loan effective on the date of the related Request/Confirmation, and the Seller shall take all steps necessary or appropriate to cause the sale to the Buyers and delivery to the Custodian of such Wet Loan and its Basic Papers to be completed, perfected and continued in all respects, including causing the original promissory note evidencing such Purchased Loan to be physically delivered to the Custodian within seven (7) Business Days after the relevant Purchase Date, and, if requested by the Administrative Agent, to give written notice to any title agent, closing attorney or other Person in possession of the Basic Papers for such Purchased Loan of the Buyers’ purchase of such Purchased Loan. Upon the Custodian’s receipt of the Basic Papers relative to a Wet Loan such Purchased Loan shall no longer be considered a Wet Loan.
2.2 Manner of Funding. Section 3.1 of the Repurchase Agreement is amended by adding the following new paragraph at the end thereof:
Notwithstanding anything to the contrary in this Agreement, the Custody Agreement or any of the exhibits and schedules hereto or thereto, in no event shall funds for the purchase of any Mortgage Loan be disbursed directly to the Sellers; rather, (i) funds for the purchase of Mortgage Loans originated by any Seller shall be disbursed to the applicable title agent or attorney through which such Mortgage Loans are closed and (ii) funds for the purchase of Mortgage Loans that have been originated by a correspondent lender or any other third party shall be disbursed only to such originator and only if the Basic Papers delivered to the Custodian were accompanied by a bailee letter from the originator that included wire transfer instructions; provided, however, that Margin Excess may be remitted directly to Sellers in accordance with Section 6.1(b).
2.3 Sublimits. Section 4.2(c) of the Repurchase Agreement is amended and restated its entirety to read as follows:
(c) The Aggregate Outstanding Purchase Price of all Purchased Loans that are of the type listed in the first column of the following table shall not exceed the percentage of the Maximum Aggregate Commitment listed in the second column of the table:

Maximum Percentage of Maximum
Type of Purchased Loan	Aggregate Commitment
Jumbo Mortgage Loans	10%
Agency-eligible Forty Year Loans	5%
High CLTV MIP Mortgage Loans	10%
Streamline Refinance Loans	5%

2.4 LIBOR Floor. Section 5.1 of the Repurchase Agreement is amended by the proviso clause at the end thereof and substituting in lieu thereof the following:
; provided that, notwithstanding the foregoing, the Pricing Rate will not in any event be less than three and three-quarters percent (3.75%) (or with respect to the portion of the aggregate Purchase Price of Purchased Loans that, as of any date of determination, exceeds $150,000,000, four and one-quarter percent (4.25%).
2.5 Balances Deficiency Fees. Section 5.4 of the Repurchase Agreement is hereby amended and restated in its entirety to read as follows:
5.4. Balances Deficiency Fee. If for any calendar month the Qualifying Balances maintained by the Seller with any Buyer is less than an amount equal to the average daily aggregate unpaid principal balance of the Balance Funded Rate Tranches owed to such Buyer during such calendar month (such deficiency being herein referred to as the “Balances Deficiency”), a fee (the “Balances Deficiency Fee”) shall accrue for said calendar month on the Balances Deficiency at a per annum rate equal to the average daily LIBOR Rate in effect during said calendar month; and provided further, that if the Qualifying Balances maintained by the Seller with any Buyer for any calendar month exceeds the weighted average daily aggregate unpaid principal balance of the Balance Funded Rate Tranches held by such Buyer during such calendar month (such excess being defined herein as the “Balances Surplus”), then such Balances Surplus may be carried forward and applied to reduce the Balances Deficiency Fee in any succeeding calendar months (but not to any calendar month occurring in any subsequent calendar quarter), and the net positive amount of the Balances Deficiency Fee, if any, will be payable by the Seller at the end of each calendar year promptly after the Seller’s receipt of an invoice for such amount. At each Buyer’s sole discretion, any Balances Surplus may be carried forward from one calendar quarter to a subsequent calendar quarter, but in no event may any Balances Surplus be carried forward to the subsequent calendar year.
2.6 Price Differential Payment Due Dates. Section 5.6 of the Repurchase Agreement is hereby amended and restated in its entirety to read as follows:
5.6 Price Differential Payment Due Dates. Price Differential on each Open Transaction and each Tranche thereunder accrued and unpaid to the end of each month before the Termination Date (and including any Balance Deficiency Fee) due and payable on the ninth (9th) calendar day of the month after the month in which such Price Differential is accrued, whether or not such Transaction is still an Open Transaction on such payment due date; provided that all accrued and unpaid Price Differential (and Balance Deficiency Fees) on all Transactions shall be due on the Termination Date.

2.7 Facility Fee. Section 9.1 of the Repurchase Agreement is amended and restated in its entirety to read as follows:
9.1 Facility Fee. The Seller agrees to pay to the Administrative Agent (for Pro Rata distribution to the Buyers) a facility fee (the “Facility Fee”) in an amount equal to one-fourth of one percent (0.25%) per annum of the Maximum Aggregate Commitment for the period from the Effective Date until the date this Agreement terminates in accordance with its terms for each calendar month or portion thereof from the Effective Date until the date this Agreement terminates in accordance with its terms. The Facility Fee shall be due and payable in arrears on the ninth (9th) calendar day of the month following the month when such Facility Fee was accrued. If the Maximum Aggregate Commitment shall be increased or decreased from time to time either pursuant to a provision of this Agreement or by separate agreement between the Buyers and the Seller (excluding, however, any change occurring as a result of or following the occurrence of a Default or an Event of Default, in respect of which no adjustment of the Facility Fee shall be required), the amount of the Facility Fee shall be adjusted as of the date of such change. The Facility Fee is compensation to the Buyers for committing to make funds available for revolving purchases of Eligible Loans on the terms and subject to the conditions of this Agreement, and is not compensation for the use or forbearance or detention of money. Each calculation by the Administrative Agent of the amount of the Facility Fee shall be conclusive and binding absent manifest error.
2.8 Compliance Certificate. Section 16.3(c) of the Repurchase Agreement is hereby amended and restated in its entirety to read as follows:
(c) Chief Financial Officer’s Certificate. Together with each of the monthly and annual Financial Statements required by Section 16.3(a) and (b) above, a certificate of the Seller’s chief financial officer in the form of Exhibit C, among other things, (i) setting forth in reasonable detail all calculations necessary to show whether the Seller is in compliance with the requirements of Sections 17.12, 17.13, 17.14, and 17.15 of this Agreement or, if the Seller is not in compliance, showing the extent of noncompliance and specifying the period of noncompliance and what actions the Seller proposes to take with respect thereto, (ii) setting forth the HUD Compare Ratio as at the end of the period covered by such Financial Statements, and (iii) stating that the terms of this Agreement have been reviewed by such officer or under his or her supervision, that he or she has made or caused to be made under his or her supervision a review in reasonable detail of the transactions and the condition of the Seller during the accounting period covered by such Financial Statements, and that such review does not disclose the existence during or at the end of such accounting period and that such chief financial officer does not have knowledge of the existence as of the date of such certificate of any Event of Default or Default or, if any Event of Default or Default existed or exists, specifying the nature and period of its existence and what action the Seller has taken, is taking, and proposes to take with respect to it.

2.9 Form of Request. Exhibit A to the Repurchase Agreement is amended and restated in its entirety to read as set forth on Exhibit A.
2.10 Form of Compliance Certificate. Exhibit C to the Repurchase Agreement is amended and restated in its entirety to read as set forth on Exhibit B.
2.11 Approved Investors. Schedule AI to the Repurchase Agreement is amended and restated in its entirety to read as set forth on Exhibit C.
2.12 Committed Sum. Schedule BC to the Repurchase Agreement is amended and restated in its entirety to read as set forth on Exhibit D.
2.13 Disqualifiers. Schedule DQ to the Repurchase Agreement is amended and restated in its entirety to read as set forth in Exhibit E.
2.14 Eligible Loans. Schedule EL to the Repurchase Agreement is amended and restated in its entirety to read as set forth on Exhibit F.
Section 3. Conditions Precedent. This Amendment shall become effective as of the date first above written upon delivery by the Seller of, and compliance by the Seller with, the following:
3.1 This Amendment duly executed by the Seller and U.S. Bank.
3.2 Original resolutions of the Seller’s general partner’s board of directors, certified as of the date of this Amendment by the Seller’s general partner’s corporate secretary, assistant secretary, or other authorized officer, authorizing the execution, delivery, and performance by the Seller of this Amendment and all other documents and instruments to be delivered by the Seller pursuant to this Amendment (the “Amendment Documents”).
3.3 A certificate of the Seller’s general partner’s corporate secretary, assistant secretary, or other authorized officer as to (i) the incumbency of the Seller’s officers executing this Agreement and all other Amendment Documents executed or to be executed by or on behalf of the Seller and (ii) the authenticity of such officers’ signatures, specimens of which shall be included in such certificate or set forth on an exhibit attached to it (U.S. Bank shall be entitled to rely on that certificate until the Seller has furnished a new certificate to U.S. Bank).
3.4 The Seller shall have paid to the Administrative Agent for the ratable benefit of the Purchasers a nonrefundable amendment fee in the amount of $125,000.
3.5 Such other documents as U.S. Bank may reasonably request.

Section 4. Miscellaneous.
4.1 Ratifications. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Repurchase Agreement and the other Repurchase Documents, and the terms and provisions of the Repurchase Agreement and each other Repurchase Document are ratified and confirmed and shall continue in full force and effect.
4.2 Seller Representations and Warranties. The Seller hereby represents and warrants that the representations and warranties set forth in Section 15 of the Repurchase Agreement are true and correct in all material respects with the same force and effect on and as of the date hereof as though made as of the date hereof.
4.3 Survival. The representations and warranties made by the Seller in this Amendment shall survive the execution and delivery of this Amendment.
4.4 Reference to Repurchase Agreement. Each of the Repurchase Documents, including the Repurchase Agreement and any and all other agreements, documents, or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Repurchase Agreement as amended hereby, is hereby amended so that any reference in such Repurchase Document to the Repurchase Agreement shall refer to the Repurchase Agreement as amended and modified hereby.
4.5 Applicable Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York as applicable to the Repurchase Agreement.
4.6 Successors and Assigns. This Amendment is binding upon and shall inure to the benefit of the Seller, U.S. Bank, and their respective successors and assigns, except that the Seller may not assign or transfer any of its rights or obligations hereunder without U.S. Bank’s prior written consent.
4.7 Counterparts. This Amendment may be executed in one or more counterparts, each of which when so executed shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.
4.8 Headings. The headings, captions, and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.
4.9 ENTIRE AGREEMENT. THIS AMENDMENT AND THE OTHER REPURCHASE DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
[The next page is the signature page.]

In witness whereof the parties have caused this Third Amendment to Master Repurchase Agreement to be executed as of the date first set forth above.

The Seller:

DHI MORTGAGE COMPANY, LTD.

By: DHI Mortgage Company, GP, Inc.,
its General Partner

By:	/s/ Mark C. White Name: Mark C. White
Title: CFO/EVP

The Buyer, the Administrative Agent, and the Syndication Agent:

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Edwin D. Jenkins Name: Edwin D. Jenkins
Title: Senior Vice President
[Signature Page to Third Amendment to Master Repurchase Agreement]

EXHIBIT A
EXHIBIT A
to Master Repurchase Agreement
FORM OF REQUEST/CONFIRMATION

To:	From:
U.S. Bank National Association, Administrative Agent	DHI Mortgage Company, Ltd.
800 Nicollet Mall	12357 Riata Trace Parkway
Mortgage Banking Services BC-MN-H03B	Suite C-150
Minneapolis, MN 55402	Austin, TX 78727
Attention: Compliance Manager	Attention: Lisa Collett
Phone: 612-303-3543	Phone: 512-533-1382
Fax: 612-303-2255	Fax: 866-699-0331
Email: mortgagebankingservices@usbank.com	email: lcollett@dhimortgage.com
Please refer to the Master Repurchase Agreement dated March 27, 2008, among DHI Mortgage Company, Ltd. (the “Seller”), U.S. Bank National Association (“U.S. Bank”), as a Buyer, the Administrative Agent, and the Syndication Agent, and the other buyers party thereto (such other buyers, if any, together with U.S. Bank, the “Buyers”), which, as it has been or may hereafter be supplemented, amended, or restated from time to time, is herein called the “Current Repurchase Agreement.” Any term defined in the Current Repurchase Agreement and used in this request shall have the meaning given to it in the Current Repurchase Agreement.
The Seller currently qualifies under the Current Repurchase Agreement for, and hereby requests, purchases as set forth below (the “Requested Purchases”) to be made on the following Purchase Date: _____, 20___ (which must be a Business Day).

The Pricing Rates for this Transaction shall be determined from time to time in accordance with the definition of that term in the Current Repurchase Agreement and the provisions of Section 5 of the Current Repurchase Agreement.

	Prime Rate	LIBOR Rate	Balance Funded Rate

Previous Day Aggregate Outstanding Purchase Price

Purchase Price To Be Advanced

Repurchase Price To Be Paid

Syndication Settlement Amount

Aggregate Outstanding Purchase Price
The Buyers’ Margin Percentage, as specified in the definition of that term in the Current Repurchase Agreement, is:
(i) for all Purchased Loans except Jumbo Mortgage Loans, High CLTV MIP Mortgage Loans, and Streamline Refinance Loans, 95%;
(ii) for Jumbo Mortgage Loans, 93%;
(iii) for High CLTV MIP Mortgage Loans, 90%; and
(iv) for Streamline Refinance Loans, 90%.

Notwithstanding the foregoing, but subject to the next sentence, with respect to FHA Loans, the Buyer’s Margin Percentage will, as of any date of determination, be calculated as set forth in the table below, in each case determined based on the HUD Compare Ratio calculated as of the end of the most recent month for which the Seller has furnished the certificate required by Section 16.3(c) (adjustment to the Buyer’s Margin Percentage for FHA Loans to become effective on the first day following the delivery by the Seller of the certificate under Section 16.3(c) for the relevant month):

HUD Compare Ratio	Buyers’ Margin Percentage

Less than or equal to 1.60 to 1.00	95%

Greater than 1.60 to 1.00 but less than or equal to 1.80 to 1.00	75%

Greater than 1.80 to 1.00 but less than or equal to 2.00 to 1.00	50%

Greater than 2.00 to 1.00	0%
Notwithstanding the foregoing, (a) any reduction to the Buyer’s Margin Percentage for FHA Loans that is contemplated to be made by the preceding sentence shall only be made at the option of the Administrative Agent exercisable on or after the date on which such reduction would otherwise be required by such sentence, (b) during the period from the effectiveness of the Third Amendment hereto to March 31, 2010, the Buyer’s Margin Percentage for FHA Loans shall be 95%, and (c) if the Seller has not timely furnished the certificate required by Section 16(c) for any month, then, at the option of the Administrative Agent, the Buyer’s Margin Percentage for FHA Loans shall be calculated as if the HUD Compare Ratio was greater than 2.00 to 1.00, which percentage shall remain in effect until the first day following the delivery of such certificate for such month.
After the Requested Purchases, the Aggregate Outstanding Purchase Price will not exceed the Maximum Aggregate Commitment.
The Seller has delivered today multiple Mortgage Loan Transmission Files. All Loans listed in such Mortgage Loan Transmission Files are Eligible Loans. For each of the Mortgage Loans listed on the Mortgage Loan Transmission Files submitted in connection with this Request/Confirmation:
(a) The Basic Papers have been or will be executed and delivered by all appropriate Persons.
(b) The Seller is electronically communicating to the Custodian a complete Mortgage Loan Transmission File, and the information stated for such Mortgage Loan in such standard Mortgage Loan Transmission File is correct and complete in accordance with the Record Layout, as defined and provided for in (and attached as an exhibit to) the Custody Agreement.

(c) Such Mortgage Loan has been (or will be) originated, closed, funded and (if applicable) negotiated and assigned to the Seller.
(d) For each such Mortgage Loan being offered as a Dry Loan, the Basic Papers are being concurrently delivered to the Custodian.
(e) For each such Mortgage Loan being offered as a Wet Loan, the complete File for such Mortgage Loan, including all Basic Papers and all Supplemental Papers, is or will be in the possession of either that Mortgage Loan’s closer, the Seller or the Servicer or Subservicer for that Mortgage Loan, its Basic Papers are in the process of being delivered to the Custodian and such Basic Papers will be delivered to the Custodian on or before seven (7) Business Days after the Purchase Date specified above.
Pursuant to the terms of the Custody Agreement and acknowledging and agreeing that new value, as that term is used in the New York Uniform Commercial Code, has been given in reliance thereon, the Seller hereby sells, negotiates and transfers to the Buyers the Mortgage Loans listed on the attached Schedule of Mortgage Loans. The Seller acknowledges that the Administrative Agent and the Buyers will rely on the truth of each statement in this Request/Confirmation and such Mortgage Loan Transmission File in purchasing such Purchased Loans referred to herein.
The Purchase Prices for the Purchased Loans referred to herein should be deposited in the Funding Account for payment as set forth on the instructions in the Mortgage Loan Transmission File or such other account as indicated by the Seller.
No Default has occurred under the Repurchase Documents that has not been cured by the Seller or declared in writing by the Administrative Agent to have been waived, and no Event of Default has occurred under the Repurchase Documents that the Administrative Agent has not declared in writing to have been cured or waived. There has been no material adverse change in any of the Central Elements in respect of the Seller or any of its Subsidiaries since the date of the Seller’s most recent annual audited Financial Statements that have been delivered to the Administrative Agent and the Buyers.
All items that the Seller is required to furnish to the Buyers, the Administrative Agent or the Custodian in connection with the Requested Purchases and otherwise have been delivered, or will be delivered before the Purchase Date specified above, in all respects as required by the Current Repurchase Agreement and the other Repurchase Documents. All documentation described or referred to in the Mortgage Loan Transmission File submitted to the Administrative Agent with this Request/Confirmation conforms in all respects with all applicable requirements of the Current Repurchase Agreement and the other Repurchase Documents.
The Seller hereby warrants and represents to the Buyers and the Administrative Agent that none of the Purchased Loans (including, but not limited to, Purchased Loans described or referred to in this request) has been sold to any Person other than the Buyers, is pledged to any Person other than Administrative Agent, for the benefit of itself and the Buyers, or supports any borrowing or repurchase agreement funding other than purchases under the Current Repurchase Agreement.

The undersigned officer hereby certifies that all of the Seller’s representations and warranties (a) in the Current Repurchase Agreement and all of the other Repurchase Documents (except only to the extent that (i) a representation or warranty speaks to a specific date or (ii) the facts on which a representation or warranty is based have been changed by transactions or conditions contemplated or expressly permitted by the Repurchase Documents) and (b) in this request are true and correct on the date of this request and that the Seller qualifies for the Requested Purchases.

DHI Mortgage Company, Ltd.

By: DHI Mortgage Company GP, Inc.
Its General Partner

By:

Name:
Title:

EXHIBIT B
EXHIBIT C
TO MASTER REPURCHASE AGREEMENT
FORM OF OFFICER’S CERTIFICATE WITH COMPUTATIONS
TO SHOW COMPLIANCE OR NON-COMPLIANCE WITH
CERTAIN FINANCIAL COVENANTS
OFFICER’S CERTIFICATE
ADMINISTRATIVE AGENT: U.S. Bank National Association
SELLER: DHI MORTGAGE COMPANY, LTD.
SUBJECT PERIOD:                          ended                     , 20__
DATE: _____, 20__
This certificate is delivered to the Administrative Agent and the Buyers under the Master Repurchase Agreement dated as of March 27, 2008 (as supplemented, amended or restated from time to time, the “Current Repurchase Agreement”), among the Seller, the Administrative Agent and the Buyers from time to time party thereto. Unless they are otherwise defined in this request, terms defined in the Current Repurchase Agreement have the same meanings here as there.
The undersigned officer of the Seller certifies to the Administrative Agent that on the date of this certificate:
1. The undersigned is an incumbent officer of the Seller, holding the title stated below his or her signature below.
2. The Seller’s Financial Statements that are attached to this certificate were prepared in accordance with GAAP and present fairly the Seller’s financial condition and results of operations as of  _____  for that month (the “Subject Period”) and for the year to that date (except that interim (i.e., other than annual) Financial Statements exclude notes to Financial Statements and statements of changes to stockholders’ equity and are subject to year-end adjustments).
3. The undersigned officer of the Seller supervised a review of the Seller’s activities during the Subject Period in respect of the following matters and has determined the following:
(a) except to the extent that (i) a representation or warranty speaks to a specific date or (ii) the facts on which a representation or warranty is based have changed by transactions or conditions contemplated or expressly permitted by the Repurchase Documents, the representations and warranties of the Seller in the Current Repurchase Agreement and the other Repurchase Documents are true and correct in all material respects, other than the changes, if any, described on the attached Annex A;

(b) no event has occurred that could reasonably be expected to have a materially adverse effect on any of the Central Elements of the Seller;
(c) the Seller has complied with all of its obligations under the Repurchase Documents, other than the deviations, if any, described on the attached Annex A;
(d) no Event of Default has occurred that has not been declared by the Administrative Agent in writing to have been cured or waived, and no Default has occurred that has not been cured before it became an Event of Default, other than those Events of Default and/or Defaults, if any, described on the attached Annex A;
(e) the Seller’s HUD Compare Ratio as of the last day of the Subject Period is accurately set forth on the attached Annex A; and
(f) compliance by the Seller with the financial covenants in Sections 17.12, 17.13, 17.14 and 17.15 of the Current Repurchase Agreement is accurately calculated on the attached Annex A.

DHI MORTGAGE COMPANY, LTD. By: DHI Mortgage Company GP, Inc. Its General Partner

By:

Name:
Title:

ANNEX A TO OFFICER’S CERTIFICATE
1. Describe changes to representations and warranties, if any (clause 3(a) of attached Officer’s Certificate); if none, so state.
2. Describe deviations from compliance with obligations under the Repurchase Documents (clause 3(c) of attached Officer’s Certificate); if none, so state.
3. Describe Defaults or Events of Default, if (clause 3(d) of attached Officer’s Certificate); if none, so state.
4. As of the last day of the Subject Period, the Seller’s HUD Compare Ratio was _____ to 1.00 (clause 3(e) of attached Officer’s Certificate).
5. Calculate compliance with covenants in Sections 17.12 through 17.15 of the Current Repurchase Agreement (clause 3(f) of attached Officer’s Certificate):
(a) Section 17.12. The Seller’s Tangible Net Worth as of _____ is $_____ (the minimum under Section 17.12 is $150,000,000.)
(b) Section 17.13. The ratio of Seller’s GAAP Indebtedness and Contingent Indebtedness to Tangible Net Worth of the Seller on a consolidated basis with its Restricted Subsidiaries, measured monthly is  _____  to 1.0 (the maximum ratio under Section 17.13 is 8.0:1.0.)
(c) Section 17.14. [Reserved.]
(d) Section 17.15. The Seller’s liquidity (unrestricted cash, Cash Equivalents and unused portion of the Maximum Aggregate Commitments) for the month ended _____, 200__ was $_____ (the minimum under Section 17.15 is $60,000,000).
6. For the Subject Period, (i) describe and give details regarding actual repurchase, make whole and indemnity payments made by Seller to any Person, and (ii) provide a summary of notices received by the Seller requesting or demanding that the Seller repurchase (or pay indemnity or other compensation in respect of) Mortgage Loans previously sold or otherwise disposed of by the Seller to any Investor or other Person pursuant to any express or implied repurchase or indemnity obligation as per Section 16.5. (Attach schedule or explanation.)

Attachment to Exhibit C
Purchased Loans Curtailment Report
(List Purchased Loans on which unscheduled principal payment, prepayment or reduction of more than one regularly scheduled principal and interest installment payment was received since last monthly report and resulting new Principal Balance.)

EXHIBIT C
SCHEDULE AI
APPROVED INVESTORS

Approved Investors List as of 02/18/2010
Related Parent
Company
	S&P CP	Moody’s	Carrying CP
Investor	Rating	CP Rating	Rating	Product Eligibility
Alabama Housing Finance Authority	N/A	N/A		Conf
Bank of America Corporation	A-1	P-1	Bank of America Corp.	Conf/Non-Conf
Citimortgage, Inc.	A-1	P-1	Citibank, NA	Conf/Non-Conf
California Housing Authority	N/A	N/A		Conf
Colorado Housing and Finance Authority	N/A	N/A		Conf
Federal Home Loan Mortgage Corporation	A-1	P-1		Conf
Federal National Mortgage Association	A-1	P-1		Conf
Georgia Housing and Finance Authority	N/A	N/A		Conf
Government National Mortgage Association	A-1	P-1		Conf
Illinois Housing Development Authority	N/A	N/A		Conf
JPM Chase Bank	A-1	P-1	JPMorgan Chase & Co.	Conf/Non-Conf
Minnesota Housing Finance Agency	N/A	N/A		Conf
North Carolina Housing Finance	N/A	N/A		Conf
South Carolina State Housing Finance	N/A	N/A		Conf
US Bank Home Mortgage	A-1	P-1	US Bancorp	Conf/Non-Conf
Washington State Housing Finance Commission	N/A	N/A		Conf
Wells Fargo Bank, N.A.	A-1	P-1	Wells Fargo & Company	Conf/Non-Conf

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EXHIBIT D
SCHEDULE BC
TO MASTER REPURCHASE AGREEMENT
THE BUYERS’ COMMITTED SUMS
(IN DOLLARS)

Buyer	Committed Sum

U.S. Bank National Association	$150,000,000
(or, on the last five Business
Days of any fiscal quarter of
the Seller and the first seven
Business Days of the following
fiscal quarter, $175,000,000)

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EXHIBIT E
SCHEDULE DQ
TO MASTER REPURCHASE AGREEMENT
DISQUALIFIERS
“Disqualifier” means any of the following events; after the occurrence of any Disqualifier, unless the Administrative Agent shall have waived it, or declared it cured, in writing, the Market Value of the affected Purchased Loan shall be deemed to be zero, and the Administrative Agent shall be deemed to have marked such Purchased Loan to market:
1. Any event occurs, or is discovered to have occurred, after which the affected Purchased Loan fails to satisfy any element of the definition of “Eligible Loan”.
2. In respect of any Purchased Loan, for any reason whatsoever any of the Seller’s special representations concerning Purchased Loans set forth in Section 15.3 applicable to that type of Purchased Loan shall become untrue, or shall be discovered to be untrue, in any respect that is material to the value or collectability of that Purchased Loan, considered either by itself or together with other Purchased Loans.
3. Any Purchased Loan shall become In Default.
4. Seven (7) Business Days shall have elapsed after the Purchase Date upon which a Wet Loan has been sold to the Buyers without all of the Wet Loan’s Basic Papers having been received by the Custodian.
5. For any Purchased Loan, any Basic Paper shall have been sent to the Seller or its designee for correction, collection or other action and shall not have been returned to the Custodian on or before nineteen (19) days after it was so sent to the Seller.
6. Any Purchased Loan shall be assumed by (or otherwise become the liability) of, or the real property securing it shall become owned by, any corporation, partnership or any other entity that is not a natural person or a trust for natural persons unless payment in full of such Purchased Loan is guaranteed by a natural person. The Administrative Agent, the Buyers and Custodian may rely on the Seller’s representation and warranty that no Purchased Loans have been so assumed by (or otherwise become the liability of) such a Person except as otherwise specified by written notice(s) to the Custodian.
7. Any Purchased Loan shall be assumed by (or otherwise become the liability of), or the real property securing it shall become owned by, an Affiliate of the Seller or any of the Seller’s or its Affiliates’ directors, managers, members or officers. The Administrative Agent, the Buyers and Custodian may rely on the Seller’s representation and warranty that no Purchased Loans have been so assumed by (or otherwise become the liability of) such a Person except as otherwise specified by written notice(s) to the Custodian.

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8. Any Purchased Loan shipped to an Approved Investor shall not be paid for or returned to the Custodian or the Administrative Agent (whichever shipped it) on or before forty-five (45) days after it is shipped.
9. More than sixty (60) days shall have elapsed since the Purchase Date of a Conforming Mortgage Loan, a High CLTV MIP Mortgage Loan, a Streamline Refinance Loan or an Agency-eligible Forty Year Loan.
10. More than sixty (60) days shall have elapsed since the Purchase Date of a Jumbo Mortgage Loan.
11. More than sixty (60) days shall have elapsed since the Purchase Date of any Mortgage Loan made in conjunction with a bond program.
12. Any Purchased Loan that is shipped to the Seller for correction of one or more Basic Papers when the Purchase Value of all Purchased Loans so shipped to the Seller exceeds $10,000,000.
13. Any Purchased Loan is listed on a Custodian’s Exception Report and the Administrative Agent has not exercised its discretion to exclude such Purchased Loan from this list of Disqualifiers under Section 22.5(a) (for avoidance of doubt, this means a Purchased Loan is subject to discrepancies, inconsistencies or has documents that are incomplete).
14. Three (3) Business Days shall have elapsed after the Purchase Date upon which any Purchased Loan has been sold to Buyers without such Purchased Loan being registered in the MERS System and the Administrative Agent being designated as “interim funder” of such Purchased Loan in the MERS System.

E-2

EXHIBIT F
SCHEDULE EL
TO MASTER REPURCHASE AGREEMENT
ELIGIBLE LOANS
“Eligible Loans” means Single-family Loans that are amortizing Conforming Mortgage Loans with original terms to stated maturities of thirty (30) years or less (except for Agency-eligible Forty Year Loans) and that satisfy all applicable requirements of this Agreement for Conforming Mortgage Loans and shall also mean Single-family Loans that are Agency-eligible Forty Year Loans, Jumbo Mortgage Loans and High CLTV MIP Mortgage Loans and Streamline Refinance Loans that otherwise meet all criteria for Eligible Loans set forth on this Schedule EL and are not subject to a Disqualifier. It must be secured by a first priority Lien on its related Mortgaged Premises. It may bear interest at a fixed interest rate, at a fluctuating interest rate or at a fixed or fluctuating interest rate for part of its term followed, respectively, by a fluctuating or fixed interest rate for the remainder of its term. No Mortgage Loan shall be an Eligible Loan at any time:
(1) If the Mortgaged Premises securing it is a mobile home, manufactured housing, or cooperative housing unit.
(2) If it does not satisfy the Seller’s Underwriting Guidelines for a Single-Family Loan in all material respects.
(3) If it contains or is otherwise subject to any contractual restriction or prohibition on the free transferability of such Mortgage Loan, all Liens securing it and all related rights (other than Legal Requirements requiring notification to its obligor(s) of any transfer of it or of its servicing or administration), either absolutely or as security.
(4) If any of its owners-mortgagors is a corporation, partnership or any other entity that is not a natural person or a trust for natural persons unless its full payment when due is guaranteed by a natural person.
(5) If any of its owner-mortgagors is an Affiliate of the Seller or any of the Seller’s or any such Affiliate’s directors, members, managers or officers.
(6) Whose related Mortgaged Premises are not covered by a Hazard Insurance Policy.
(7) That is a construction, rehabilitation or commercial loan. The Administrative Agent, Buyers and Custodian may rely on the Seller’s representation and warranty that no Purchased Loan is such a loan.
(8) If, unless it is a Conforming Mortgage Loan, it is not (i) subject to a Hedge Agreement, (ii) eligible for purchase by an Agency or (iii) eligible for purchase by two Approved Investors.

F-1

(9) [Reserved].
(10) That was originated more than thirty (30) days before its Purchase Date.
(11) That is In Default or ever was In Default.
(12) That contains any term or condition such that the repayment schedule results in the outstanding principal balance increasing over time, rather than amortizing, whether or not such Mortgage Loan is deemed to be an “option ARM,” “negative amortization” or “graduated payment” loan. The Administrative Agent, the Buyers and the Custodian may rely on the Seller’s representation and warranty that any Mortgage Loan duly sold to the Buyers amortizes over time.
(13) In connection with the origination of which a policy of single-premium life insurance on the life of a mortgagor, borrower or guarantor was purchased.
(14) That (i) is subject to the special Truth-in-Lending disclosure requirements imposed by Section 32 of Regulation Z of the Federal Reserve Board (12 C.F.R. § 226.32) or any similar state or local Law relating to high interest rate credit or lending transactions or (ii) contains any term or condition, or involves any loan origination practice, that (1) has been defined as “high cost,” “high risk,” “predatory,” “covered,” “threshold” or a similar term under any such applicable federal, state or local law, (2) has been expressly categorized as an “unfair” or “deceptive” term, condition or practice in any such applicable federal, state or local law (or the regulations promulgated thereunder) or (3) by the terms of such Law exposes assignees of Mortgage Loans to possible civil or criminal liability or damages or exposes any Buyer or the Administrative Agent to regulatory action or enforcement proceedings, penalties or other sanctions. The Administrative Agent, Buyers and Custodian may rely on the Seller’s representation and warranty that no Purchased Loan is such a loan.
(15) That the Seller or any Affiliate has previously warehoused with any other Person, whether under a lending arrangement or an arrangement involving a sale in contemplation of a subsequent further sale to (or securitization by) a secondary mortgage market purchaser, whether with or without the Seller’s having any conditional repurchase or other recourse obligation, and that was rejected or became ineligible or disqualified to be lent against or purchased and held by such other Person; provided that this provision shall not be construed or applied to disqualify a Purchased Loan simply because it was purchased by the Seller out of a pool of Serviced Loans or from a whole loan investor for whose Mortgage Loans the Seller is a Servicer pursuant to the Seller’s (or an Affiliate’s) obligation or election as Servicer to do so. The Administrative Agent, Buyers and Custodian may rely on the Seller’s representation and warranty that no Purchased Loan is such a loan.
(16) That the Seller or any Affiliate sold and transferred, or attempted to sell and transfer, to any other Person; provided that this provision shall not be construed or applied to disqualify a Purchased Loan simply because it was purchased by the Seller out of a pool of Serviced Loans or from a whole loan investor for whose Mortgage Loans the Seller is a Servicer pursuant to the Seller’s (or an Affiliate’s) obligation or election as Servicer to do so. The Administrative Agent, Buyers and Custodian may rely on the Seller’s representation and warranty that no Purchased Loan is such a loan.

F-2

(17) That has a Cumulative Loan-to-Value Ratio greater than:
(a) for qualifying FHA Loans and VA Loans, 100%;
(b) for High CLTV MIP Mortgage Loans, 105.5%;
(c) for Streamline Refinance Loans, 105%, and
(d) for all other Mortgage Loans, 90%.
(18) That has a loan to value ratio greater than eighty percent (80%), unless such Mortgage Loan is an MIP Mortgage Loan or is guaranteed by VA or insured by FHA; provided, however, that a Conforming Mortgage Loan may have a loan to value ratio greater than 80% (but not more than 100%), so long as the portion of such Conforming Mortgage Loan in excess of 80% of the value of the related Mortgaged Premises is covered by mortgage insurance acceptable to the Administrative Agent and the Syndication Agent (the Administrative Agent, Syndication Agent, Buyers and the Custodian may rely on the Seller’s representation and warranty in Section 15.3(n) as to whether this condition is satisfied for any such Purchased Loan).
(19) As to which any Disqualifier exists.
(20) Unless all of the Seller’s right, title and interest in and to the Purchased Loan is subject to a first priority perfected security interest in favor of the Administrative Agent for the benefit of the Buyers subject to no other liens, security interests, charges or encumbrances other than the Seller’s right to repurchase the Purchased Loan hereunder.
(21) Unless all the representations and warranties set forth in this Agreement, including, without limitation, Section 15.3 and Schedule 15.3, are true and correct with respect to such Purchased Loan at all times on and after the related Purchase Date.
(22) If such Mortgage Loan is not a Conforming Mortgage Loan, Seller has materially changed Seller’s Underwriting Guidelines for such Mortgage Loan and the Administrative Agent and Syndication Agent have not approved such changes.

F-3